UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934
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3 Com Corporation

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Filed by 3Com Corporation
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: 3Com Corporation
Commission File No.: 000-12867
This filing consists of a Dow Jones article containing an interview with Jay Zager, Chief Financial Officer of 3Com Corporation, dated October 2, 2007.
     Dow Jones, 2nd October 2007
     3Com CFO Says Huawei Will Have Little Influence Over Ops By Roger Cheng
     Having a Chinese telecommunications equipment maker buy a stake in a U.S. rival with government contracts may raise some eyebrows, but 3Com Corp. (COMS) isn’t worried.
     Much noise has been made of Huawei Technologies Co.’s (HWI.YY) use of 3Com to expand its presence into the U.S. market. 3Com believes the Chinese upstart will have little influence over the day-to-day operations of the company. Still, 3Com is preparing for the scrutiny.
     “Huawei has taken a minority interest and we fully expect that the appropriate regulatory agencies will take a look at this,” 3Com Chief Financial Officer Jay Zager said in an interview with Dow Jones Newswires.
     “Huawei would not be involved with the day-to-day management of the business.”
     On Friday, 3Com agreed to be bought out and taken private by Bain Capital in a $2.2 billion deal. As part of the deal, Huawei will pay $363 million for a 16.5% stake in the company.
     It’s not the first time a telecom equipment maker has garnered interest overseas. Paris-based Alcatel S.A. acquired Lucent Technologies, Murray Hill, N.J., to form Alcatel-Lucent S.A. (ALU) in November 2006. Lucent’s extensive government contracts forced the companies to break out the business into an independently run operation. It’s unclear whether the 3Com deal will spark the same outcry.
     It will be up to Bain on how 3Com will be run, Zager said, adding that there have been little discussion over jobs cuts or management changes.
     Over the past few years, the Marlborough, Mass., company has struggled with poor execution, acquisitions that have borne little fruit, and vanishing market share.
     Bain has held discussions with Huawei, and Zager said 3Com has not been privy to those talks. But he didn’t believe the Chinese company would have much influence.
     In an email response to questions from Dow Jones Newswires, Huawei said, “
     3Com is an independent entity with its own operations. There is no intention to use 3Com as a platform (to enter) into the North American market.”

     The key to the deal was Huawei’s agreement not to compete against 3Com’s H3C Chinese unit. Zager said the company has done a good job of turning around the business in recent months, led by the Chinese operations. He said he believes the success of the H3C products will help it win back share against giants such as Cisco Systems Inc. (CSCO).
     “We believe we’ve turned the corner on our business,” Zager said.
     3Com acquired 100% control of H3C in March, buying out Huawei’s stake in the business.
     3Com recently traded at $4.88, down 0.4%, or 2 cents, on volume of 3.4 million shares. Average daily volume is 9.4 million shares.
Additional Information About the Transaction and Where to Find It
In connection with the proposed merger, 3Com will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about 3Com and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by 3Com at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from 3Com by directing such request to 3Com Corporation 350 Campus Drive, Marlborough, MA 01752-3064 Attention: Investor Relations; Telephone: 508-323-1198. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
Cautionary Statement Regarding Forward-Looking Statements
This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about future financial and operating results. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which 3Com expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: economic, business, competitive, and/or regulatory factors affecting 3Com’s business generally, including those set forth in 3Com’s most recent Annual Report on Form 10-K, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. 3Com is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.